UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2009

THE SINGING MACHINE COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-24968	95-3795478
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

6601 Lyons Road, Bldg. A-7, Coconut Creek, Florida 33073
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (954) 596-1000

_________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On April 23, 2009, the board of directors of The Singing Machine Company, Inc. (the “Company”) approved the issuance and sale to two investors in a private placement offering under the Securities Act of 1933, as amended (the “Securities Act”), of 4,717,200 shares of common stock of the Company, par value $0.01 per share (the “Shares”) at a purchase price of $0.10 per Share.  The Shares were sold in consideration for the settlement of certain trade payables of the Company aggregating $471,722 pursuant to two securities purchase agreements, each dated March 25, 2009, by and between the Company and each respective investor.  No underwriting discounts or commissions will be paid in connection with the transactions.

The issuance of the Shares are exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act.  The offering is not being registered under the Securities Act and the Shares may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  Each investor is believed to be a sophisticated investor.  Additionally, each investor provided representations and warranties in its respective purchase agreement that it is acquiring the shares for investment purposes only and not with a view to any distribution and that it has had access to information about the Company and the opportunity to ask question of, and receive satisfactory answers from the Company and its representatives or agents concerning the terms of the investment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SINGING MACHINE, COMPANY, INC.

Date: April 27, 2009	/s/ Anton Handal
Anton Handal
Chief Executive Officer